Exhibit 10.13

Portions of this exhibit marked [*] are omitted and are requested to be treated confidentially.

OPTION AND LICENSE AGREEMENT

THIS OPTION AND LICENSE AGREEMENT (the “Agreement”) is effective as of the 15th day of December, 2006 (the “Effective Date”) by and among PHARMACO INVESTMENTS, INC., a Delaware corporation having a place of business at 3151 South Seventeenth Street, Wilmington, North Carolina 28412 (referred to hereinafter as “PII”), a wholly owned subsidiary of Pharmaceutical Product Development, Inc., a North Carolina corporation having its principal place of business at 3151 South 17th Street, Wilmington, NC 28412 (“PPD”), and RANBAXY LABORATORIES LTD., a corporation incorporated, organized and operating under the laws of India and having a place of business at Plot 90, Sector 32 Gurgaon 122001 (Haryana), India (hereinafter “RBX”). PII and RBX are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” PPD is a Party to this Agreement for the sole and limited purpose of agreeing to be bound by Section 12.19 of this Agreement.

WITNESSETH THAT:

WHEREAS, RBX has performed research and development with respect to a [*] identified as [*];

WHEREAS, PII wishes to enter into an agreement to obtain an exclusive option to acquire an exclusive license to RBX Intellectual Property (as defined below) and to develop and market therapeutic products incorporating the Compound made in accordance therewith; and

WHEREAS, RBX is willing to grant such exclusive option to acquire an exclusive license to PII under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, PII and RBX hereby agree as follows:

ARTICLE I – DEFINITIONS

1.01. “AB Rated Product” means a product which has been approved by a Regulatory Agency having an approved application that contains adequate scientific evidence establishing, through in vitro and/or in vivo studies, the bioequivalence of such product to a Licensed Product developed under this Agreement and which product contains the same active pharmaceutical ingredient as such Licensed Product.

1.02. “Affiliate” of a Party hereto shall mean any entity that controls, is controlled by or is under common control with such Party. For purposes of this definition, a Party shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable ownership interest for an entity other than a corporation) or if it has management control of the other entity.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.03. “API” means active pharmaceutical ingredient.

1.04. “Clinical Studies” means Phase I Clinical Studies, Phase II Clinical Studies, Phase III Clinical Studies, and/or Post-Registration Studies.

1.05. “Combination Product” means any product in any dosage form that contains, in addition to a Licensed Product, one or more other active ingredients having significant prophylactic or therapeutic activity.

1.06. “Complete” or “Completion”, when used to describe a clinical study, shall mean the date when all data and results of such study have been collected and the final study report has been completed.

1.07. “Compound” means: (a) [*]; (b) any pharmaceutically acceptable salt of the foregoing; (c) any active metabolite of the foregoing; (d) any isomer of the foregoing; (e) any enantiomer of the foregoing; and (f) any prodrug of the foregoing.

1.08. “Compound Know-How” means any Know-How, including Manufacturing Know-How, that is Controlled by RBX and is necessary for the development of the Compound or a Licensed Product.

1.09. “Confidential Information” shall have the meaning set forth in Section 9.01.

1.10. “Controlled” means, with respect to any compound, material, information or intellectual property right, that the Party owns or has a license to such compound, material, information or intellectual property right and has the ability to grant to the other Party access, a license or a sublicense (as applicable under this Agreement) to such compound, material, information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

1.11. “CTM Product” means the Compound together with any formulation ingredients in a finished pharmaceutical dosage form suitable for administration and dosing to humans in Clinical Studies, but not in suitable form for commercial sale (for example, without limitation, not in packaged form such as blister packs or other containers and not including external packaging and package inserts).

1.12. “Develop” or “Development” means conducting in vitro and/or in vivo pre-clinical investigations and Clinical Studies of the Compound (including the manufacture of CTM Product and Drug Substance) and the Licensed Products (including any placebo), and preparing, submitting and prosecuting all applications to obtain Regulatory Approval of the Licensed Products for sale in the Field in the Territory.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.13. “Development Plan” means the initial plan to Develop the first Licensed Product for the Indication, attached hereto as of the Effective Date as Schedule 1.13, as such Development Plan may be modified or updated in accordance with Section 4.01.

1.14. “Diligent Efforts” means the carrying out by PII, its Affiliate, sublicensee or Third Party Partner of obligations or tasks in a sustained and continuous manner consistent with the efforts a reasonable Third Party, engaged in the development and commercialization of pharmaceutical products for human use, ordinarily devotes (including meeting the timelines for development and commercialization) to a research, development or marketing project for a pharmaceutical product or products of similar market potential, profit potential or strategic value to that of the Compound based on conditions then prevailing. Diligent Efforts includes without limitation, using commercially reasonable efforts to sublicense the licenses granted under this Agreement to a Third Party for the continued development, manufacture and commercialization of the Compound and the Licensed Products. Notwithstanding the foregoing, the requirement to exercise “Diligent Efforts” does not require that PII conduct Clinical Studies or other Development studies relating to the Compound of the size and scope previously conducted by Third Party pharmaceutical companies to obtain Regulatory Approval of statin products for the Indication, except to the extent PII is otherwise required to do so by the FDA. Without limiting the Parties’ rights under Section 12.18, the Parties understand and agree that delays resulting from the occurrence of Force Majeure events or Interfering Events shall not be grounds for RBX to claim a failure to use Diligent Efforts or that a material breach of this Agreement has occurred; provided, however, that (i) PII uses Diligent Efforts to avoid the occurrence of such delays, and (ii) uses Diligent Efforts to reduce the impact of such delays following their occurrence.

1.15. “Drug Substance” means the Compound suitable for administration and dosing to a human.

1.16. “EMEA” means the European Medicine Agency.

1.17. “Enforceable Claim” means a claim included in an issued and unexpired patent that has not been: (i) abandoned or disclaimed; or (ii) declared invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal.

1.18. “FDA” means the United States Food and Drug Administration, or any successor thereto.

1.19. “FD&C Act” means the United States Food, Drug and Cosmetic Act, as amended and the rules and regulations of the FDA promulgated thereunder.

1.20. “Field” means all human uses.

1.21. “First Commercial Sale” means the first transaction following Regulatory Approval of a Licensed Product in which PII, its Affiliate, sublicensee or Third Party Partner transfers physical possession and title to such Licensed Product to a Third Party in exchange for value and after which transfer the seller has no right or power to determine the Third Party’s resale price. Transfer for research, clinical development or testing only purposes shall not constitute the First Commercial Sale.

1.22. “Force Majeure” shall mean conditions or events that are beyond the control of a Party or any Third Party vendors, sublicensee or Third Party Partner of PII, including, without limitation, fire, flood, earthquake, storm, war, acts of God, accident, voluntary or involuntary compliance with any regulation, law or order of any government, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, explosion and/or any other cause or externally induced casualty beyond such Party’s control; provided, however, that except as specifically provided above, Force Majeure shall not include delays caused by the conduct of Third Party vendors, sublicensees or a Third Party Partner of PII in the Development, Regulatory Approval or commercialization of the Licensed Products, including, without limitation, manufacturers of the Licensed Products.

1.23.	“GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.24. “GMP” means the FDA’s then-current good manufacturing practices applicable to the manufacture of pharmaceutical products for human use in the United States, the FDA’s guidance documents, and all successor regulations and guidance documents.

1.25. “IND” means Investigational New Drug Application submitted to the FDA in conformance with applicable laws and regulations and the foreign equivalent of such application in non-U.S. countries of the Territory.

1.26. “Indication” means dyslipidemia, including, without limitation, hypercholesterolemia, hyperlipidemia or hypertriglyceridemia.

1.27. “Interfering Event” means (i) any decision ruling, directive, instructions, position, guidance or other action, whether in writing or otherwise of a Regulatory Agency, IRB or ethics committee, any change in a Regulatory Agency, IRB or ethics committee approval processes or regulatory requirements (including Clinical Study requirements) from those in effect on the Effective Date, or any inaction on the part of a Regulatory Agency, IRB or ethics committee, in each case that materially affects the requirements for, or the timeline of, the Development and Regulatory Approval of the Licensed Product(s) in the U.S. or other countries in which Regulatory Approval is being, or is required to be, sought, (ii) a Licensed Product Manufacturing Failure, or (iii) a determination by PPD, in the exercise of its reasonable discretion, that data or other information obtained during the course of, or as a result of, any Clinical Study for the Compound or Licensed Product(s) will have a material adverse affect on the safety or efficacy of the Licensed Product(s) or require that additional Development activities be conducted (exceeding that provided in the then current Development Plan) for the Development and Regulatory Approval of the Licensed Product(s).

1.28.	“Joint Invention” shall have the meaning in Section 7.01.

1.29.	“Joint Patents” shall have the meaning in Section 7.03.

1.30. “Joint Patent Rights” shall have the meaning in Section 7.01.

1.31. “Know-How” means any unpatented or unpatentable inventions, information, data, drawings, plans, specifications and designs relating to the Compound, a CTM Product or a Licensed Product including, in particular, any marketing information, preclinical, clinical, toxicology, analytical, regulatory, ADME information and/or data. As used herein, “ADME” refers to absorption, distribution, metabolism and excretion information and/or data of the Compound or Licensed Product.

1.32. “Licensed Product” means any product: (i) which contains the Compound, or any isomer, homolog, analog or prodrug of the Compound, or (ii) which, if made, used or sold in the absence of the license granted by RBX to PII under this Agreement, would infringe an Enforceable Claim of a RBX Patent or Joint Patent.

1.33. “Licensed Product Manufacturing Failure” means any failure, disruption, delay or any other problem encountered by PII, its contract manufacturer or Third Party Partner relating to the manufacture, formulation or production of API, CTM Product or Licensed Product under the Development Plan.

1.34. “MAA” means Marketing Authorization Application submitted to the EMEA.

1.35. “Major Regulatory Filings” has the meaning provided in Section 4.03.

1.36. “Manufacturing Know-How” means any Know-How that is Controlled by RBX and relates to the manufacture of the Compound or a Licensed Product including processes and analytical methods therefore.

1.37. “NDA” means a New Drug Application, as defined in the FD&C Act and applicable FDA rules and regulations, and the foreign equivalent of such application in non-U.S. countries of the Territory.

1.38. “Net Sales” means the total gross sales (number of units shipped times the invoice price per unit) of all Licensed Products by PII, its Affiliates, sublicensees (including sublicensees of any sublicensee), Affiliates of sublicensees and/or a Third Party Partner in the Territory to Third Parties, less the following deductions to the extent actually paid or allowed: (i) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of Licensed Product; (ii) sales and excise taxes, customs and any other taxes, all to the extent added to the sale price and paid by the selling party and not refundable in accordance with applicable law (but not including taxes assessed against the income derived from such sale); (iii) freight, insurance and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced; (iv) reserves for amounts to be repaid or credited by reason of rejections, defects, recalls or returns or because of retroactive price reductions, chargebacks, rebates or commissions; (v) rebates or allowances actually granted or allowed to group purchasing organizations, managed health care organizations and to governments, including their agencies, or to trade customers, in each case that are not Affiliates, sublicensees or a Third Party Partner of PII; and (vi) allowances or credits to customers, not in excess of the selling price of Licensed Product, on account of governmental requirements, rejection, outdating recalls or return of the Licensed Product, made in accordance with GAAP and PII’s accounting policies. Sales between PII and its Affiliates, sublicensees and a Third Party Partner of PII shall not be treated as Net Sales hereunder. The calculation of Net Sales shall be made in accordance with GAAP and PPD’s accounting policies.

1.39. “Option” shall have the meaning provided in Section 2.01 hereof.

1.40. “Option Period” shall have the meaning provided in Section 2.02 hereof.

1.41. “Option Termination Date” shall mean April 1, 2007.

1.42. “Partnering Agreement” means an executed and in-force written agreement between PII and a Third Party, wherein such Third Party is granted the right to develop (if applicable) and commercialize, alone or in collaboration with PII, a human therapeutic product that comprises the Compound. For clarity, an agreement in which PII engages a Third Party to perform, on behalf of PII, certain obligations of PII under the Development Plan is not a Partnering Agreement.

1.43. “Patent” means (i) unexpired letters patents (including inventor’s certificates) of which not all claims have been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof and (ii) pending applications for letters patent, including without limitation any continuation, division or continuation-in-part thereof and any provisional applications.

1.44. “Phase I Clinical Study” means that portion of the Development program that generally provides for the first introduction into humans of the Compound with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of the CTM Product in healthy patients, and generally consistent with 21 CFR §312.21(a), or its foreign equivalent in non-U.S. countries of the Territory. A Phase I Clinical Study can comprise a Phase Ia clinical study and a Phase Ib clinical study. A Phase Ia clinical study is a study performed in healthy humans. A Phase Ib clinical study is a study performed in human patients.

1.45. “Phase II Clinical Study” means a clinical trial of the Compound on patients, including possibly pharmacokinetics and dose ranging studies, the principal purposes of which are to make a preliminary determination that the Compound is safe for its intended use and to obtain sufficient information about the Compound’s efficacy to permit the design of further clinical trials, and generally consistent with 21 CFR §312.21(b), or its foreign equivalent in non-U.S. countries of the Territory. A Phase II Clinical Study can comprise a Phase IIa clinical study and a Phase IIb clinical study.

1.46. “Phase III Clinical Study” means a clinical trial involving administration of the Compound to sufficient numbers of human patients with the goal of establishing that the Compound is safe and efficacious for its intended use, to define warnings, precautions and adverse reactions that are associated with the drug or label expansion of the Compound, and to be considered as a pivotal study for submission of an NDA; and generally consistent with 21 CFR §312.21(b), or its foreign equivalent in non-U.S. countries of the Territory. A Phase III Clinical Study can comprise a Phase IIIa clinical study and a Phase IIIIb clinical study. A Phase IIIb clinical study is performed to further define findings found in a Phase IIIa clinical study.

1.47. “Post-Registration Studies” means Clinical Studies which are conducted in a particular country after the attainment of Regulatory Approval from the appropriate Regulatory Agency in that country, which studies are conducted for a variety of purposes including, but not limited to, post-marketing surveillance and/or other studies intended to confirm or enhance the commercial profile of the particular Licensed Product.

1.48. “PII Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions produced by PII in the course of developing a Licensed Product, including PII Compound Information.

1.49. “PII Patents” shall have the meaning set forth in Section 7.03(b).

1.50. “PII Compound Information” means the data and results generated from the pre-clinical and clinical investigation and Development, and Clinical Studies and testing of the Compound and/or the Licensed Products during the term of this Agreement in the course of the Development Plan or related work on the Compound or Licensed Products by PII or on behalf of PII, its Affiliates, sublicensees and/or a Third Party Partner.

1.51. “Regulatory Agency” means the FDA or an equivalent non-U.S. regulatory agency.

1.52. “RBX Intellectual Property” means (i) the Compound Know-How, including, without limitation, Manufacturing Know-How, (ii) RBX Patents, and (iii) RBX’s portion of Joint Patent Rights.

1.53. “RBX Patents” means all Patents that are owned or Controlled by RBX or its Affiliates during the term of this Agreement and that claim the Compounds or any Licensed Products or the Development, manufacture, intermediates made during the manufacture thereof, purification, use or formulation thereof. RBX Patents include without limitation patents that claim RBX Intellectual Property. RBX Patents as of the Effective Date are listed in Schedule 1.53.

1.54. “Regulatory Approval” means the product license or marketing approval necessary as a prerequisite for marketing a Licensed Product in a particular country in the Territory, including, where applicable, pricing and reimbursement approval.

1.55. “Regulatory Documentation” means all regulatory filings and supporting documents created, submitted to a Regulatory Agency (including any supra-national agency such as in the

European Union) relating to a Licensed Product, and all data contained therein, including, without limitation, the contents of any IND(s), NDA(s), Drug Master File (“DMF”), correspondence to and from the Regulatory Agency or governmental authority outside of the United States, minutes from meetings (whether in person or by audioconference or videoconference) with regulatory authorities, registrations and licenses, regulatory drug lists, advertising and promotion documents shared with regulatory authorities, adverse event files, complaint files and manufacturing records.

1.56. “Territory” shall mean all countries of the world.

1.57. “Third Party” means any person or entity other than PII or RBX, or an Affiliate of PII or RBX.

1.58. “Third Party Partner” means a Third Party that has entered into a Partnering Agreement.

ARTICLE II – OPTION TO LICENSE

2.01 License Option. In consideration for the payment by PII to RBX of the sum of [*] pursuant to the terms of a certain Letter Agreement between the Parties dated August 2, 2006, the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by RBX, subject to and upon the terms and conditions of this Agreement, RBX hereby grants to PII an exclusive option to acquire an exclusive, royalty bearing license and sublicense rights to the RBX Intellectual Property in the Field in the Territory, all as set forth in Article I and Articles III through XII of this Agreement (the “Option”).

2.02 Term of the Option. The term of the Option shall commence on the Effective Date and shall expires at 5:00 pm Eastern Standard Time on the Option Termination Date (the “Option Period”).

2.03 Exercise of Option. PII may exercise the Option during the Option Period by delivering written notice to RBX of PII’s exercise of the Option on or before the expiration of the Option Period. The date on which such notice is given in accordance with Section 12.08 shall be the “Option Exercise Date” for purposes of this Agreement. If PII does not exercise the Option on or before the expiration of the Option Period, each of the Option and this Agreement shall terminate and be of no further force and effect.

2.04 Option Covenants. Between the Effective Date and the earlier to occur of (i) the Option Exercise Date, and (ii) the Option Termination Date, RBX covenants that (a) it will take all reasonably necessary action to protect and maintain all right, title and interest in RBX Intellectual Property existing as of the Effective Date, and (b) it will not grant, sell, assign, transfer, covey, option, license, sublicense, pledge or otherwise dispose of all or any part of the RBX Intellectual Property, or any rights thereto, to a Third Party, or enter into any agreement, arrangement, understanding or discussions with a Third Party with respect thereto.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

2.05 License Terms. Upon the timely exercise by PII of the Option in accordance with Section 2.03, effective immediately on the Option Exercise Date and without any further action or consent by RBX or PII, the provisions set forth in Article I and Articles III – XII of this Agreement shall constitute the terms and conditions of the license and sublicense rights granted by RBX to PII with respect to the RBX Intellectual Property in the Territory and in the Field related to Compound and Licensed Products.

ARTICLE III – LICENSES AND EXCLUSIVITY

3.01 License to RBX Intellectual Property. Effective as of the Option Exercise Date, subject to and upon the terms and conditions set forth herein, RBX hereby grants PII an exclusive, royalty bearing license (with the right to sublicense as provided in Section 3.02) to RBX Intellectual Property to Develop, make, have made, use, offer for sale, sell and import the Compound and the Licensed Products in the Territory and the Field.

3.02 Right to Sublicense. With respect to the licenses granted to PII in Section 3.01 above, such licenses shall include the right of PII to sublicense all or any part of such licenses to a Third Party, provided however, that (i) such sublicense is consistent with the terms of this Agreement, and (ii) PII shall provide prior written notice to RBX of the proposed sublicense. For clarification, PII has no obligation to obtain RBX’s consent to sublicense. Notwithstanding any sublicense by PII of its rights under Section 3.01 or elsewhere in this Agreement, PII shall remain the primary obligor for the completion of the Development of the Compound and Licensed Products, the commercialization of the Licensed Products and all other obligations, including payment obligations, under this Agreement and shall be responsible for any breach or failure to comply by any sublicensee or Third Party Partner of any of the obligations of PII provided in this Agreement.

3.03 Exclusivity. Except as set forth in Section 3.04, during the term of this Agreement, RBX and its Affiliates will not, directly or indirectly through or with an Affiliate, Third Party or otherwise, (i) make, use, sell or import the Compound or (ii) conduct, sponsor, fund, underwrite, initiate or otherwise participate in any development or commercialization activities (or grant any rights to Third Parties to do so) with respect to the Compound in the Field.

3.04 RBX Co-Marketing Rights.

(a) RBX reserves for itself and its Affiliates the non-exclusive right to co-market the Licensed Product(s) (i) at any time in India, and (ii) as an AB Rated Product in any country in the Territory following the sale of an AB Rated Product by a Third Party in such country. Ranbaxy may contract with Third Parties for the distribution of the Licensed Products pursuant to the exercise of the co-marketing rights provided herein. As used herein, RBX’s right to “co-market” means the right for RBX (either itself or through its Affiliates or a Third Party) to manufacture, sell, distribute, promote and market Licensed Products under trademarks, tradenames, service marks, designs or names or other trade dress which are different from, and which are not confusingly similar to, any trademarks, tradenames, service marks, designs or names (including without limitation domain names), graphics or trade dress (including without limitation product packaging and tablet characteristics) used by PII, any PII Affiliate, any sublicensee or Third Party Partner of PII in connection with such Licensed Product. RBX agrees not to reproduce or use any text or copyrighted work covering the Licensed Product without PII’s prior written consent.

(b) If RBX decides to exercise its co-marketing rights provided in Section 3.04(a) [*]. At the time RBX decides to exercise its co-marketing rights, RBX may send to PII a written request to discuss the possibility of RBX [*]. Upon RBX’s reasonable determination that a Third Party is expected to launch within six (6) months an AB Rated Product in a country of the Territory, RBX may at such time request [*] launch of its co-marketed product in such country upon exercise of its co-marketing right as set forth in subsection (a) of this Section 3.04.

ARTICLE IV –CONDUCT OF PROJECT; DEVELOPMENT; MARKETING

4.01 General Principle. During the term of this Agreement, as between PII and RBX, PII shall be solely responsible for the Development of the Compound and the Licensed Product(s), including, without limitation, the conduct of the Development Plan for the Compound and the Licensed Product(s), and such other development activities in accordance with the Development Plan, and for the marketing, manufacture and commercialization of the Compound and the Licensed Product(s) in the Territory consistent with its obligations under this Agreement. PII will use Diligent Efforts to Develop and commercialize the Compound and at least one (1) Licensed Product for the Indication. PII shall have responsibility for, and shall exercise Diligent Efforts in, obtaining necessary Regulatory Approvals, and PII or its Affiliates, sublicensees or Third Party Partner, shall hold legal title of any [*] for the Licensed Product(s) and shall have responsibility for all the Development, manufacture and marketing activities pursuant to and in support of such applications. RBX acknowledges that the Development Plan is an initial plan and may change as a result of data obtained during the execution of the Development Plan, changes to Regulatory Agency guidelines and requirements and prevailing conditions in the marketplace for the Licensed Product. PII shall have the right to modify the Development Plan in its sole and absolute discretion, but shall use Diligent Efforts to advance the Development and commercialization of the Compound and the Licensed Product.

4.02 Development Reports.

(a) Quarterly Development Reports. PII shall furnish to the alliance manager as may be designated from time to time by RBX (the “Alliance Manager”) a quarterly written report detailing the progress of the Development, including successes, difficulties, milestone achievements and a comparison of the status of the Development as compared to the Development timeline contained in the Development Plan, including (i) a description of the status of the preparation, filing and receipt of Regulatory Approvals relating for the Licensed Product(s) in the Territory, (ii) any updates or modifications to the Development Plan, and (iii) the estimated date of the First Commercial Sale of the Licensed Products in each country of the Territory in which PII has submitted agency applications for Regulatory Approval of the Licensed Product(s). Such reports shall constitute Confidential Information under Article IX and RBX will limit disclosure to its employees on a strict need-to-know basis. The first quarterly report shall be provided to RBX on April 1, 2007 and on the first day of each July, October, January and April thereafter.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) Record Keeping. PII shall maintain written records of all research and development activities under the Development Plan, such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the execution of the Development Plan in sufficient detail and in good scientific manner appropriate for patent and regulatory drug development and approval purposes. RBX shall have the right to review such records annually to the extent necessary for RBX to determine that PII is fulfilling its obligations under the Agreement. The Parties acknowledge and agree that all information in such records shall be subject to the confidentiality obligations of Article IX hereof.

4.03 Development; Regulatory Activities and Approvals.

(a) PII shall use Diligent Efforts and be responsible for the conduct of the Development of the Compound and the Licensed Product(s) within the Territory in order to obtain and maintain Regulatory Approval of a [*] (“Major Regulatory Filings”) for a Licensed Product for the Indication as promptly as practicable. In executing the Development Plan, PII shall be solely responsible for all costs and expenses relating to the Development Plan and obtaining Regulatory Approval for the Licensed Product(s). Without limiting the generality of the foregoing, PII shall be responsible for the preparation, filing and prosecution of all agency applications for obtaining Regulatory Approvals in the Territory which are required to commercially sell or use the Licensed Product(s) in the Territory and for all subsequent related submissions. All Regulatory Documentation and Regulatory Approvals in the Territory shall be owned and filed in the name of PII. PII shall use Diligent Efforts in preparing the Major Regulatory Filings for Regulatory Approval of the Licensed Product(s) and in causing such agency applications to progress through the Regulatory Approval process. PII shall use Diligent Efforts for the preparation and submission of all governmental and agency applications for Regulatory Approval for a Licensed Product for the Indication in countries of the Territory other than [*] (which are addressed separately above) in which PII determines to submit agency applications, and the receipt of such Regulatory Approvals, including, without limitation, pricing and reimbursement approval, where applicable.

(b) If PII receives a written communication from a Regulatory Agency, either directly or through a sublicensee or a Third Party Partner of PII, relating to the Compound or the Licensed Product(s) which relate to the Development, marketing, safety or efficacy of the Compound or the Licensed Products, and which would materially affect the time for receipt of Regulatory Approval of such Licensed Product(s) or the ability of PII to Develop or market such Licensed Product(s), PII shall promptly provide RBX’s Alliance Manager (as provided in Section 4.02(a)) with a summary of such information. Such summary shall be subject to the confidentiality obligations of Article IX hereof.

4.04 Launch and Marketing.

(a) PII, at is sole cost and expense, shall use Diligent Efforts to complete the First Commercial Sale of a Licensed Product in [*] as soon as practicable after Regulatory Approval has been obtained for such Licensed Product, and thereafter shall use Diligent Efforts to manufacture, promote, distribute, market, advertise and sell the Licensed Product (or cause the manufacture, promotion, distribution, marketing, advertisement and sale of the Licensed

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Product) to the extent reasonable in light of the market and potential market for the Licensed Product and in a manner consistent with which a Third Party engaged in the commercialization of pharmaceutical products for human use ordinarily devotes to marketing for a pharmaceutical product having similar market potential, profit potential or strategic value to that of the Licensed Product in a particular country of the Territory. For the sake of clarity, RBX acknowledges and agrees that, based on market conditions, including pricing conditions and environment, then existing in [*], PII may delay or elect not to manufacture, promote, distribute, market, advertise or sell the Licensed Product in any such Country. Without limiting the foregoing, not later than 30 days following the end of each calendar year following the First Commercial Sale of any Licensed Product, PII shall provide to RBX a written report summarizing PII’s (or its Third Party Partner’s) marketing efforts relating to the Licensed Product during such annual period.

(b) Restrictive Covenant. Neither PII nor any of its Affiliates shall develop, license, acquire, file for Regulatory Approval, market, promote, sell or distribute [*] other than the Compound and the Licensed Product(s) hereunder, or [*] other than the Compound and the Licensed Product(s) hereunder in combination with another active ingredient in any country of the Territory during the term of this Agreement, except that PII and any of its Affiliates may provide services to Third Parties in connection with the preclinical and clinical development or post-marketing studies of one or more [*], provided that (i) such services are limited to those that are usual and customary for clinical research organizations in general, and PII and its Affiliates in particular; and (ii) PII and its Affiliates shall not retain (1) any right, title, interest or license in any such [*]; or (2) any right to receive (directly or indirectly) any consideration in connection with the subsequent development, regulatory filings, regulatory approval, promotion or sales of such [*] (other than normal and customary fees and expenses charged by PII and its Affiliates for any such services).

4.05 Transfer of Know-How.

(a) To facilitate PII’s accomplishment of the responsibilities set forth in this Article IV, RBX shall supply PII with copies of all documents pertinent to the Development of the Compound which are in the possession of RBX or its Affiliates as of the Effective Date including but not limited to those documents listed in Schedule 4.05. RBX shall use reasonable commercial efforts to provide such documents to PII within forty-five (45) days of the Option Exercise Date. RBX will provide PII with all relevant information available and known to RBX concerning the safety, handling, use, disposal and environmental effects of Compound or as may be useful to PII to conduct the Development Plan, including but not limited to any communications with regulatory agencies. The Parties acknowledge and agree that all such Compound-related information, including, without limitation, the Manufacturing Know-How, shall be subject to the confidentiality obligations of Article IX hereof.

(b) Within ten (10) days of the Option Exercise Date, RBX shall make available for shipping, [*] totaling approximately [*] and [*] that are in RBX’s possession as of the Effective Date (“RBX [*]”). PII shall pay to RBX the amount of [*] dollars ($[*]), within thirty (30) days of an invoice for the same. PII acknowledges and agrees that RBX is providing the RBX [*] on an “as is” basis, free of any representation or warranty, including, without limitation, the warranties of merchantability or fitness for any particular purpose.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

4.06 Manufacturing. PII shall be solely responsible for (i) the manufacture of CTM Product and Drug Substance as may be required to obtain Regulatory Approval of the Licensed Product(s) in the Territory and (ii) the manufacture of commercial requirements of the Licensed Product(s) for marketing and sale in the Territory.

4.07	[*].

ARTICLE V – FEES AND ROYALTIES

5.01 License Fee. PII shall, simultaneous with the provision of written notice to RBX exercising the Option on the Option Exercise Date, pay to RBX a one-time non-refundable, non-creditable license fee in the amount of two hundred fifty thousand dollars ($250,000) (the “License Fee”).

5.02 Clinical Milestone Payments. In addition to paying the License Fee, and without limiting Section 5.02(d) below, PII shall pay RBX the following non-refundable, non-creditable additional amounts upon the first occurrence of the applicable event (individually a “Milestone Payment” and collectively the “Milestone Payments”):

(a) Completion of [*]. PII will notify RBX in writing upon the Completion of the [*] in any country of the Territory to be performed in the Development Plan involving CTM Product within fourteen (14) days of such Completion. Within thirty (30) days of the Completion thereof, PII will pay RBX a one-time milestone payment of [*]. For clarity, if [*] are contemplated in the Development Plan, then Completion of the [*] shall occur upon the Completion of the [*]. In the event multiple arms of such [*] are performed using different comparitors and/or patient populations, the Milestone Payment under this Section 5.02(a) shall be triggered upon the Completion of the last arm of such [*] (expressly excluding any requirement to complete any [*]) relating to such [*].

(b) Completion of [*]. PII will notify RBX in writing upon Completion of the [*] in any country in the Territory to be performed in the Development Plan involving a CTM Product within fourteen (14) days of such Completion. Within thirty (30) days of the Completion thereof, PII will pay RBX a one-time milestone payment of [*]. For clarity, if [*] are contemplated in the Development Plan, then Completion of the [*] shall occur upon the Completion of the [*]. In the event multiple arms of such [*] are performed using different comparitors and/or patient populations, the Milestone Payment under this Section 5.02(b) shall be triggered upon the Completion of [*] relating to such [*] (expressly excluding any requirement to complete any [*]).

(c) Completion of [*]. PII will notify RBX in writing upon Completion of the [*] in any country in the Territory to be performed in the Development Plan involving a CTM Product within fourteen (14) days of such Completion. Within thirty (30) days of the Completion thereof, PII will pay RBX a one-time milestone payment of [*]. For clarity, if [*] are

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

contemplated in the Development Plan, then Completion of the [*] shall occur upon the Completion of the [*]. In the event multiple arms of a [*] are performed using different comparitors and/or patient populations, the Milestone Payment under this Section 5.02(c) shall be triggered upon the Completion of [*] relating to such [*] (expressly excluding any requirement to complete any [*]).

(d) Completion of Payments. Subject to this Section 5.02(d), PII shall only be obligated to pay the Milestone Payments under Section 5.02(a), 5.02(b) and 5.02(c) once. For clarity, except as expressly provided below, once PII makes the Milestone Payment under either Section 5.02(a), 5.02(b) or 5.02(c) relating to the Development Plan, PII shall have no further obligation to make any further Milestone Payments under Section 5.02(a), 5.02(b) or 5.02(c) to RBX for any future occurrence of such milestone event relating to another program for the Development of the Compound for the Indication. In the event that PII pursues the Development of the Compound to treat an indication that is [*] (other than [*]), PII shall pay RBX the milestone payments set forth in Sections 5.02(a)-(c) upon the occurrence of the milestone event with respect to the Development of such Compound for such [*] indication. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in the event PII pursues the Development of the Compound (whether in a single or combination product) for the treatment of [*], the Parties shall negotiate in good faith the separate and additional milestone payments to be made by PII to RBX pursuant to such Development program; provided, however, that such separate and additional milestone payments must exceed those provided in this Section 5.02 in the aggregate.

5.03 Sales Milestones. PII shall pay to RBX sales milestone payments in accordance with the schedule set forth below with regard to the Licensed Products, based on total worldwide Net Sales of the Licensed Products for the first consecutive twelve month period during which such sales milestone event is achieved, such payment to be made within thirty (30) days after achievement of such milestone event. Each of the milestone payments listed in this Section 5.03 shall be payable only once under this Agreement regardless of the number of Licensed Products that individually achieve the sales milestone event in a given 12-month period or the number of times the Licensed Products achieve such sales milestone event in a given 12-month period.

Sales Milestone Event	Sales Milestone Payment
First time that aggregate worldwide Net Sales of all Licensed Products in the aggregate in a twelve consecutive month period exceed [*]	[*]
First time that aggregate worldwide Net Sales of all Licensed Products in the aggregate in a twelve consecutive month period exceed [*]	[*]
First time that aggregate worldwide Net Sales of all Licensed Products in the aggregate in a twelve consecutive month period exceed [*]	[*]
First time that aggregate worldwide Net Sales of all Licensed Products in the aggregate in a twelve consecutive month period exceed [*]	[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.04 Royalties. Subject to the terms and conditions of this Agreement, PII shall pay to RBX a royalty in the amount of [*] percent ([*]%) of Net Sales of each Licensed Product in the Territory commencing with the First Commercial Sale of the first Licensed Product.

5.05 Royalty Period. PII’s obligation to pay royalties to RBX under Section 5.04 shall apply on a Licensed Product-by-Licensed Product basis and shall begin, on a country by country basis, upon the date of the First Commercial Sale in such country of such Licensed Product and shall end upon termination of sale of the Licensed Product in such country.

5.06 Payments to Third Parties. In the event PPD determines that it is necessary or desirable to seek a license or immunity from suit from any Third Party in order for PPD to exercise its rights hereunder to Develop, manufacture, commercialize, use or exploit the Compound or a Licensed Product in a particular country of the Territory, PPD shall obtain any such license or immunity from suit. Any upfront payment, milestone, royalty or other payment paid or payable by PPD to a Third Party in consideration for immunity from or license to such Third Party’s intellectual property rights with respect to the Compound or a Licensed Product shall be solely for PPD’s account and RBX shall have no liability (including, without limitation, any indemnity obligation) for any such amounts.

5.07 Method of Calculation. The calculation of the amount of royalties due under the provisions of Section 5.04 shall be subject to and computed in accordance with the following provisions:

(a) Frequency. Royalties shall be calculated and paid on a calendar quarter basis. PII shall provide RBX with a statement of royalties owed to RBX within thirty (30) days after the end of each calendar quarter and the quarterly royalty payment shall be made at the time of such statement. Each of the quarterly statement of royalties and the annual statement provided in the following sentence shall show in reasonably specific detail, on a country-by-country basis (i) the total number of units of each of the Licensed Products sold, (ii) the Net Sales on a Licensed Product-by-Licensed Product basis (including the detailed calculation of the deductions from gross sales of each of the Licensed Products in arriving at Net Sales); (iii) the calculation of the royalties payable pursuant to Section 5.04 in United States dollars which had been accrued hereunder based upon Net Sales of each Licensed Product, including a detailed calculation showing the application of the applicable royalty rates under Section 5.04 to the aggregate Net Sales for all Licensed Products; (iv) the withholding taxes, if any, required by law to be deducted with respect to such royalties and the amounts paid to the appropriate governmental authority with respect to such royalties; (v) the date of the first Commercial Sale of each Licensed Product in each country in the Territory during the reporting period; and (vi) the exchange rates used in determining the amount of United States dollars. In addition, at the end of each calendar year, aggregate royalties for such calendar year shall be calculated on aggregate Net Sales for all Licensed Products for such calendar year to determine additional royalty payments owed to RBX by PII. Within sixty (60) days after the end of each calendar year, PII shall provide RBX with a statement of such additional aggregate royalty payments owed to RBX and a written report showing the method by which the royalty payments for such calendar year were calculated, including a breakdown of gross sales and Net Sales for each Licensed Product sold, including any exchange rates used. If there are no sales of Licensed Product in a country in a given year,

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

then no statement for such country shall be included in such yearly report. PII shall submit any additional aggregate royalty payments to RBX together with such statement and written report. With respect to sales of any Licensed Products invoiced in United States dollars, the Net Sales and royalties and other payments payable hereunder shall be expressed in United States Dollars. With respect to sales of any Licensed Products invoiced in a currency other than United States Dollars, the Net Sales and royalties and other payments payable hereunder with respect to such Licensed Products shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent of the royalty payment payable, and such exchange rate shall be calculated pursuant to Section 6.03.

(b) Combination Products. PII shall pay RBX royalties on Net Sales of any Combination Product. For the purpose of calculating royalties on Net Sales of Combination Products hereunder, Net Sales of a Combination Product shall be determined on a country by country basis by multiplying the actual Net Sales of the Combination Product by the fraction A/(A+B), where A is the average sale price of a Licensed Product in a given country when sold separately in finished form and B is the average sale price of the other product(s) comprising the active ingredients other than the Compound sold separately in finished form in that given country. With respect to Net Sales of Combination Products outside of the United States, where available in a given country, the most recent reference price(s) or government-regulated price(s) for the other product(s) in the given country will be used as the average sale price. In the event that such average sale price cannot be determined for either the Licensed Product or other product(s) in the Combination Product, Net Sales for purposes of determining royalty payments hereunder shall be calculated by multiplying the Net Sales of the Combination Product by the fraction C/(C+D), where C is PII’s, or its Affiliates’, sublicensees’ or Third Party Partner’s cost of goods of the Licensed Product and D is PII’s, or its Affiliates’, sublicensees’ or Third Party Partner’s cost of goods of the other product(s), in each case determined in accordance with GAAP.

(c) Royalty and Patents. Regardless of the number of patents that cover a Licensed Product, only one royalty shall be payable upon sale of a Licensed Product.

(d) Other Consideration. In the case of a sale or other disposal of Licensed Product for value other than in an arm’s-length transaction exclusively for money, such as barter or counter-trade, the amount of such sale shall be calculated using the fair market value of such Licensed Product (if higher than the stated sales price) in the country of disposition.

ARTICLE VI – Royalty Records, Verification and Payment

6.01 Books and Records. PII shall keep and shall require any Affiliates, sublicensees and Third Party Partner selling any Licensed Product to keep proper records and books of account, in accordance with GAAP, showing the Net Sales of each Licensed Product upon which the royalty payments and Sales Milestone Payments of PII are based, and all other information necessary for the accurate determination of royalty payments to be made hereunder.

6.02 Audit. On reasonable written notice RBX, at its own expense, shall have the right, no more than once a calendar year, to have an independent certified public accountant inspect and audit the books and records of PII, its Affiliates, any sublicensees and Third Party Partner, including any Net Sales reports received from its Affiliates, its sublicensees and its Third Party Partner, during usual business hours for the sole purpose of, and only to the extent necessary for, determining the correctness of royalty payments due under this Agreement. Such examination with respect to any fiscal period shall not take place later than three years following the expiration of such period, after which royalty payments made for such fiscal periods shall be final and binding. The expense of any such audit shall be borne by RBX; provided, however, that, if the audit with respect to a particular calendar year discloses an error in excess of five percent (5%) in favor of the PII, then PII shall pay, in addition to the amount of any underpayment, the cost of the audit. PII shall include substantially the same audit rights in any sublicense it grants in order to ensure correctness of payments due hereunder.

6.03 Foreign Payments. All payments due hereunder shall be paid in U.S. dollars, including, without limitation, royalties on Net Sales outside of the U.S. Dollar amounts shall be calculated in the foreign currency for the country in which sales are recorded and will be translated into U.S. dollars based on the average of the average daily exchange rates for such calendar quarter as published by the Wall Street Journal for the quarter for which such payments are due. Payments in U.S. dollars shall be paid by wire transfer to RBX.

ARTICLE VII – INTELLECTUAL PROPERTY

7.01 Ownership of Patents.

Inventorship of inventions conceived or reduced to practice in the course of the activities under the Development Plan shall be determined by reference to United States laws pertaining to inventorship. If inventions are conceived or reduced to practice in the course of activities under the Development Plan by an individual obliged to assign patent rights to RBX and an individual obliged to assign patent rights to PII, it shall be jointly owned (“Joint Invention”), and if one or more claims included in any issued Patent or pending Patent application which is filed in a patent office in the Territory claim such Joint Invention, such claims shall be jointly owned (“Joint Patent Rights”). Subject to Section 3.01, during the term of this Agreement, the Parties shall not use or grant any rights under, or otherwise commercialize any Joint Patent Rights or any Joint Invention, and the Parties shall not disclose any Joint Invention to any third Party (except to the extent each Party would be permitted to disclose Confidential Information pursuant to Article IX) without obtaining the prior written consent of the other Party or without mutually agreeing in writing upon terms and condition, including a royalty or other compensation to the other Party. After the expiration or termination of this Agreement, the Parties may use or grant any rights under, or otherwise commercialize, any Joint Patent Rights or any Joint Invention in the Territory, and the Parties may disclose any Joint Invention to any Third Party, all without obtaining the prior written consent of the other Party and without any accounting obligations. If an invention is solely conceived or reduced to practice in the course of activities under the Project by an employee, consultant or agent of a Party, it shall be solely owned by such Party, and any Patent filed claiming such solely owned invention shall also be solely owned by such Party.

7.02 Ownership of PII Information. PII shall own the entire right, title and interest in and to any and all PII Information.

7.03 Patent Prosecution.

(a) PII shall have the right and obligation to control the preparation, filing, prosecution, maintenance and defense of RBX Patents. PII shall control the preparation, filing, prosecution, maintenance and defense of patent applications directed to Joint Patent Rights. (“Joint Patents”). In discharging its obligations under this Section 7.03(a) PII shall exercise diligent efforts, in a sustained and continuous manner, consistent with the efforts it ordinarily devotes to the preparation, filing, prosecution, maintenance and defense of its own patents and intellectual property. RBX shall provide PII any reasonable assistance required to perfect the RBX Patent Rights and RBX shall provide PII reasonable assistance required to perfect the Joint Patent Rights. PII shall provide RBX with drafts of all proposed patent filings (including, without limitation, patent applications, amendments and responses to official actions) at least thirty (30) days before filing and shall take into account any comments provided by RBX to PII, to the extent reasonable, within thirty (30) days (or such shorter period as shall be required to meet a filing deadline, but in no event less than fifteen (15) days) after RBX’s receipt of the applicable draft. If PII decides not to file or maintain any RBX Patent on a country-by-country basis or patent family basis, PII shall give RBX reasonable notice of same and after receipt of such notice, RBX may, at its expense, file or maintain such applications or patents at its own expense. PII shall provide RBX with drafts of all proposed patent filings relating to the Joint Patents (including, without limitation, patent applications, amendments and responses to official actions) at least thirty (30) days before filing and shall take into account any comments provided by RBX to PII, to the extent reasonable, within thirty (30) days (or such shorter period as shall be required to meet a filing deadline, but in no event less than fifteen (15) days) after RBX’s receipt of the applicable draft. If PII decides not to file or maintain any Joint Patent, on a country-by-country basis or patent family basis, PII shall give RBX reasonable notice of same and after receipt of such notice, RBX may at its expense, file or maintain such applications or patents, and PII shall assign such patents and patent applications to RBX that RBX elects to file or maintain.

(b) PII shall have the right to control the preparation, filing, prosecution, maintenance and defense thereof and be responsible for all costs associated with any patents relating to inventions conceived or reduced to practice in the course of the activities under the Development Plan solely by PII’s employees or agents (“PII Patents”). RBX shall provide PII any reasonable assistance required to perfect the rights defined in Section 7.01. Subject to the last sentence in this Section 7.03(b), if PII decides not to file or maintain any PII Patents on a country-by-country basis or patent family basis, PII shall give RBX reasonable notice of same and after receipt of such notice, RBX may, at its expense, file or maintain such applications or patents at its own expense, and PII shall assign such patents and patent applications to RBX that RBX elects to file or maintain. The previous sentence shall not apply to any decision of PII that is based on its determination, in its sole discretion, that the value of a particular PII invention will most likely be maximized by a form of intellectual property protection other than patent protection, or that a particular filing would detract from the overall value of the patent estate.

(c) [*] shall be responsible for all patent costs (including filing fees, maintenance fees, and outside attorney fees) with respect to each Patent within the RBX Patents and Joint Patents that covers the composition of matter, manufacture or use of the Compound.

7.04 Notification. PII shall provide a written report to RBX every second calendar quarter summarizing the status of all RBX Patents and Joint Patents. Such report shall constitute Confidential Information under Article IX.

7.05 Trademarks. PII shall own all trademarks developed by PII used to identify a Licensed Product.

ARTICLE VIII – PATENTS AND INFRINGEMENT

8.01 Infringement of Patent Rights. Each party to this Agreement shall notify the other in writing promptly of any actual, potential or suspected infringement (collectively “alleged infringement”) of the RBX Patents, Joint Patents or PII Patents of which such Party becomes aware and shall promptly provide the other Party with available evidence of such alleged infringement. PII shall have the first right to take whatever action it deems appropriate to enforce the RBX Patents, Joint Patents or PII Patents, at its sole cost and expense. If PII does not, within sixty (60) days of receipt of such notice of alleged infringement take any action, or file any suit to enforce the RBX Patents, Joint Patents and PII Patents against such infringing party in a country in the Territory, RBX may in its discretion, take such action as it deems appropriate, including, without limitation, filing suit against any such infringing party. If RBX elects to enforce the RBX Patents, RBX shall use good faith efforts in any such proceeding against infringers, shall consult with PII during said enforcement and shall solicit PII’s advice with respect to such enforcement. Regardless of which Party controls any such enforcement action, RBX and PII shall reasonably cooperate with each other in the planning and execution of any action to enforce the RBX Patents, Joint Patents and PII Patents. The Party controlling any such enforcement action may not settle or consent to an adverse judgment without the express written consent of the non-controlling Party (such consent not to be unreasonably withheld or delayed). Any damages or other amounts collected with respect to such action will first be used to reimburse each of the Parties, on a pro rata basis, for its out of pocket costs and expenses; and then, any remaining amount will be distributed [*]% to the Party controlling the enforcement action and [*]% to the other Party.

8.02 Patent Marking. To the extent permitted by applicable laws and regulations, PII agrees to mark, and to cause any Affiliate, sublicense or Third Party Partner to mark, PII’s Licensed Products (through a marking on containers, packaging or labels, or an Orange Book or like listing) made, sold, or otherwise disposed of by it or them with any notice of patent rights necessary or desirable under applicable law to enable patent rights to be enforced to their full extent in any country where such Licensed Products are to be sold.

8.03 Third Party Infringement Actions. If RBX or any of RBX’s Affiliates or PII or any of PII’s Affiliates, sublicensees or Third Party Partner shall be sued by, threatened to be sued by or receives a claim from, a Third Party for infringement of a Third Party Patent because of the making, using, selling, offering for sale or importing, or having made, used, sold, offered for sale

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

or imported, the Licensed Products in the Territory, the Party which has been sued, threatened or received a claim (or its Affiliates, or with respect to PII, its sublicensees, or Third Party Partner, has been sued) shall promptly notify the other Party in writing thereof (each, an “Infringement Action”). If RBX shall receive notice of a certification relating to an abbreviated new drug application made pursuant to Section 355(j)(2)(A)(viii)(IV) of the FD&C Act, it shall promptly notify PII in writing (a “Paragraph IV Challenge” and collectively with an Infringement Action, “Section 8.03 Actions”). PII shall have the obligation to undertake control of any Section 8.03 Actions in the Territory which relate to the Compound or a Licensed Product (whether such action was brought against RBX or PII or any of its respective Affiliates or sublicensees) and RBX shall cooperate in such defense through counsel of its choice at RBX’s expense. PII shall take into account RBX’s comments relating to such Section 8.03 Actions to the extent reasonable. PII may not settle or consent to an adverse judgment without the expressed prior written consent of RBX (such consent not to be unreasonably withheld, delayed or conditioned).

ARTICLE IX – CONFIDENTIAL INFORMATION

9.01 Nondisclosure of Confidential Information. All information disclosed by one Party to the other Party pursuant to this Agreement shall be “Confidential Information.” The Parties agree that during the Term, and for a period of ten (10) years thereafter, a Party receiving Confidential Information of the other Party will (i) maintain in strictest confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Party shall use commercially reasonable efforts), (ii) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement. However, such obligation of confidentiality shall not apply to any Confidential Information that:

(a) Is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or

(b) Was known to the receiving Party, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or

(c) Is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or

(d) Has been published by a Third Party; or

(e) Has been independently developed by the receiving Party without the aid, application or use of all or any part of Confidential Information as evidenced by the receiving Party’s written records.

9.02 Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) Filing or prosecuting Patents relating to Compound;

(b) Regulatory Filings and prosecutions of the same;

(c) Prosecuting or defending litigation;

(d) Complying with applicable governmental regulations; and

(e) Disclosure, in connection with the performance of this Agreement, to sublicensees, a Third Party Partner research collaborators, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article IX.

The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to potential Third Party Partners, investment bankers, investors, potential investors, lenders and other financing parties, provided that they are bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article IX. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission if such filing is required by law or regulation. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of such terms and other trade secret information to the extent permitted by the Securities and Exchange Commission.

9.03 Limitations on Publications. The Parties shall not publish any Confidential Information received from the other Party without the prior written approval of such Party.

ARTICLE X – WARRANTIES

10.01 Warranties by RBX. RBX represents and warrants to PII as of the Effective Date and the Option Exercise Date the following:

(a) RBX has the full right and power to grant the Option set forth in Section 2.01 and the licenses set forth in Section 3.01 in the manner and to the extent set forth in this Agreement, free and clear of any adverse assignment, option, grant, right or other encumbrances inconsistent with such grant.

(b) RBX or its Affiliates are the sole owners of the RBX Patents, Compound Know-How and Manufacturing Know-How.

(c) The chemical formula listed in Section 1.07 accurately defines the compound that is the subject of RBX Intellectual Property provided by RBX to PII.

(d) No claims, demands, suits, arbitrations or other adversarial proceedings have been brought or threatened against any Third Party by RBX, which are related to the RBX Patents or Compound Know-How, or the misappropriation of any RBX trade secrets relating to the Compound.

(e) RBX has not received any written notice by any Third Party of any pending or threatened claim, demand, suit, action, mediation, arbitration, order or other adversarial proceeding: (i) alleging infringement (or other violation) by RBX of intellectual property or other rights of any Third Party; or (ii) challenging RBX’s ownership or use of, or the validity, enforcement, registrability or maintenance of, any RBX Patent, Manufacturing Know-How or Compound Know-How owned or licensed by RBX. To RBX’s knowledge, no information contained within RBX Patents, Manufacturing Know-How or Compound Know-How is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such RBX Patents, Manufacturing Know-How or Compound Know-How.

(f) RBX has not entered into any consents, judgments, orders, indemnifications, forbearances to sue, settlement agreements, licenses or other arrangements that: (i) restrict the RBX’s right to use any RBX Patent, Manufacturing Know-How or Compound Know-How; or (ii) restrict the development or commercialization of the Compound in order to accommodate a Third Party’s intellectual property rights.

(g) Any current and former employee of or consultant to RBX (“Researcher”) who has contributed to or participated in research and development activities of the Compound has granted to RBX on an exclusive and unrestricted basis, ownership of all intellectual property arising out of such Researcher’s research and development activities involving the Compound. RBX has not granted or assigned to any Researcher any right to manufacture, have manufactured, assemble, import, or sell the Compound or Licensed Product.

(h) To RBX’s knowledge, none of its current employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere or conflict with RBX’s obligations as contemplated under this Agreement. To RBX’s knowledge, RBX has not utilized any intellectual property or trade secrets owned by any of its employees’ former employer made prior to their employment by RBX.

(i) Schedule 1.53 is a true, accurate and complete list of all RBX Patents as of the Effective Date.

(j) Except as described in Schedule 1.53, none of the RBX Patents have been abandoned. RBX has an existing right to file RBX Patents with the United States Patent and Trademark Office. Except as described in Schedule 1.53, all assignment of rights necessary to vest full and complete ownership of RBX Patents in RBX have been executed by all inventors and correctly recorded in the World Intellectual Property Organization. RBX is not aware of any inventorship disputes regarding any RBX Patents.

(k) RBX has made available for PII’s review, all documents and certificates requested in writing by PII that have been issued to RBX with respect to any RBX Patent, including all written documentation evidencing ownership and prosecution.

(l) RBX has disclosed to PII in writing all material information in RBX’s possession that may limit the scope of patentability of RBX Patents.

(m) RBX has disclosed to PII all material information it has relating to the Compound, its safety in animals and humans, its development status and its regulatory status.

(n) RBX has disclosed to PII all material information it has requested in writing relating to the synthesis of the Compound.

(o) RBX is validly existing and in good standing under the laws of the country of its organization and has the corporate and other power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by RBX and constitutes the valid and binding obligation of RBX enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of RBX, its officers and directors.

(p) The execution, delivery and performance of this Agreement by RBX (i) are not in contravention of any provisions of the certification of incorporation or by-laws of RBX, (ii) will not violate any law or regulation or any order or decree of any court or any government instrumentality, (iii) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement or other instrument to which RBX is a party or by which RBX or any of its property is bound, and (iv) do not require any filing or registration with or the consent or approval of, any governmental body, agency, authority or any other person, including, without limitation, the U.S. Federal Trade Commission or the U.S. Department of Justice under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, which has not been made or obtained previously.

10.02 Warranties by PII. PII represents and warrants to RBX the following:

(a) PII is validly existing and in good standing under the laws of the state of its organization and has the corporate power and authority to enter into this Agreement. This Agreement has been duly executed and delivered by PII and constitutes the valid and binding obligation of PII, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of PII, its officers and directors.

(b) The execution, delivery and performance of this Agreement by PII (i) are not in contravention of any provisions of the certification of incorporation or by-laws of PII, (ii) will not violate any law or regulation or any order or decree of any court or any government instrumentality, (iii) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement or other instrument to which PII is a party or by which PII or any of its property is bound, and (iv) do not require any filing or registration with or the consent or approval of, any governmental body, agency, authority or any other person, including, without limitation, the U.S. Federal Trade Commission or the U.S. Department of Justice under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, which has not been made or obtained previously.

(c) There is no (i) action, suit, dispute, proceeding or arbitration (whether by a governmental agency, division, or otherwise) pending or threatened, or (ii) investigation (formal or informal) pending or threatened against or relating to PII or its Affiliates which, in either case, could reasonably prevent or impair PII from carrying out its obligations under this Agreement.

10.03 Employee Agreements. Each Party represents and warrants that it has entered into a proprietary information and inventions agreement with each of its employees prior to the time that any such employee shall receive Confidential Information from a Disclosing Party or begin work related to this Agreement. Such agreement shall minimally set forth employee obligations to assign inventions to the inventing Party and to maintain confidentiality of Confidential Information consistent with the terms of this Agreement. Each Party shall enter into a similar agreement with any Third Party retained by the Party to perform services hereunder prior to the time that such Third Party receives any Confidential Information from a Disclosing Party or begins work related to this Agreement.

ARTICLE XI – TERM AND TERMINATION

11.01 Term. Unless otherwise terminated in accordance with the provisions of this Article XI, the licenses granted herein and the obligations assumed hereunder shall commence as of the Option Exercise Date and shall expire on a country-by-country and Licensed Product-by-Licensed Product basis (the Parties agreeing that each Licensed Product shall have its own term) upon the later to occur of (i) ten (10) years from the First Commercial Sale in such country of such Licensed Product, and (ii) the expiry of the last to expire Enforceable Claim covering such Licensed Product in such country. In the event PII does not exercise the Option prior to the expiration of the Option Period, subject to Section 11.05, this Agreement shall terminate and be of no further legal force or effect.

11.02 Material Breach. This Agreement may be terminated by either Party upon the material default of this Agreement by the other Party. In the event of such material default by a Party (“Defaulting Party”), the other Party (“Non-Defaulting Party”) shall give the Defaulting Party written notice of the default and its election to terminate this Agreement at the expiration of a cure period of twenty (20) days for payment default and thirty (30) days for non-payment defaults from the date of the notice. If the Defaulting Party fails to cure the default within the applicable grace period, or if such default is incapable of being cured within such grace period (expressly excluding payment defaults) and the Defaulting Party has failed within such period to take actions that are reasonably likely to cure such default, provided that in no event shall such default continue beyond one hundred fifty (150) days, then the Non-Defaulting Party may terminate this Agreement by giving written notice to the Defaulting Party. The termination will be effective upon Defaulting Party’s receipt of such termination notice. All termination rights shall be in addition to and not in substitution for any other remedies that may be available to the Non-Defaulting Party. Termination pursuant to this section will not relieve the Defaulting Party from liability and damages to the Non-Defaulting Party for default. Waiver by either Party of a single default or a succession of defaults will not deprive such Party of any right to terminate this Agreement arising by reason of any subsequent default. Notwithstanding the foregoing, PII shall not be considered in material default under this Agreement if such material default results from a Licensed Product Manufacturing Failure.

11.03 Termination for Failure to Meet Key Development Milestones. RBX may terminate this Agreement upon thirty (30) days’ written notice to PII in the event that any one or more of the following milestones have not been achieved within six (6) months of the date corresponding to such milestone as follows:

	Milestone	Date

1.	IND Submission	July, 2008

2.	First Dosing in a Phase I Clinical Study for a Licensed Product	September, 2009

3.	First Dosing in a Phase II Clinical Study for a Licensed Product	July, 2012

4.	First Dosing in a Phase III Clinical Study	Within two (2) years of receiving written meeting minutes from the End of Phase II FDA meeting for the first Licensed Product

5.	Filing of NDA with FDA for a Licensed Product	Within two (2) years of receiving written meeting minutes from the Pre-NDA FDA meeting for the first Licensed Product

6.	First Commercial Sale of such Licensed Product in the U.S.	Within two (2) years of receipt of written notification of US Regulatory Approval by the FDA for the first Licensed Product provided; however, that the period within which a milestone must be achieved as provided above, and each subsequent milestone thereafter, will be extended to the extent of the delay in the completion of the applicable milestone that was caused by (i) RBX’s delay in compliance with its obligations provided in Sections 4.05 and 4.07 of this Agreement, (ii) a Force Majeure event or (iii) an Interfering Event. PII shall use Diligent Efforts to achieve each of the Milestones provided above as soon as practicable and shall, in the event of a delay, provide RBX detailed information on a monthly basis describing the reason for the delay, the actions being taken to overcome the delay and the estimated time to complete the delayed Milestone.

11.04 Termination for Insolvency/Bankruptcy. It either PII or RBX (i) makes a general assignment for the benefit or creditors or becomes insolvent; (ii) files an insolvency petition in bankruptcy; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or a substantial part of its assets; (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceedings for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described in (iii) or (iv) and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days, then the other party may by written notice terminate this Agreement in its entirety with immediate effect.

11.05 Voluntary Termination by PII. PII shall have the right to terminate this Agreement in the course of Development upon giving RBX at least sixty (60) days prior written notice, if PII, in its sole discretion, determines that further Development or commercialization of Licensed Product is no longer viable for safety, efficacy or manufacturing reasons, or, if in the opinion of PII, the Licensed Product is no longer viable for commercial reasons. In such event, PII shall, to the extent it is legally required to do so, diligently finalize any clinical trial it has initiated and issue the corresponding final report and any other pertinent documents (including providing copies of same to RBX) in compliance with applicable regulatory requirements. In the event PII exercises the right of termination provided in this Section 11.05 prior to the completion of any

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Phase II Clinical Study for the Licensed Product other than (i) for safety, or efficacy reasons relating to the Licensed Product, (ii) for a material Licensed Product Manufacturing Failure, or (iii) for breach of this Agreement by RBX, within thirty (30) days of the provision of PII’s written notice of termination to Ranbaxy as provided in this Section 11.05, PII shall remit to Ranbaxy a termination payment of one million dollars ($1,000,000).

11.06 Rights of RBX Upon Early Termination. If PII terminates this Agreement pursuant to Section 11.05 or if Ranbaxy terminates this Agreement under Sections 11.02, 11.03 and/or 11.04, PII shall:

(a) irrevocably lose any and all licenses granted to PII by RBX pursuant to this Agreement, including, without limitation, pursuant to Section 3.01, which licenses shall terminate and be of no further force or effect;

(b) be deemed to have automatically granted to RBX (without any further action required by PII) an irrevocable, fully-paid, worldwide, exclusive license to the Joint Patent Rights and the Joint Inventions to develop, make, use and sell any Licensed Product;

(c) be deemed to have automatically granted to RBX (without any further action required by PII) an irrevocable, worldwide, non-exclusive license under the PII Patents to develop, make, use and sell any Licensed Product;

(d) promptly, but in no event later than thirty (30) days from the effective date of termination, provide RBX with copies of all PII Information and PII shall be deemed to have automatically granted to RBX (without any further action required by PII) the right to use such information to develop, make, use and sell (including, without limitation, obtaining Regulatory Approval) any Licensed Product(s);

(e) PII shall be deemed to have automatically conveyed to RBX (without any further action required by PPD) all of PII’s, its Affiliates’ and its Third Party Partner’s right, title and interest in and to any and all Regulatory Approvals (including related Regulatory Documentation) then pending or otherwise obtained by PII, its Affiliates or its Third Party Partner relating to the Compound or any Licensed Product(s);

(f) PII shall execute and deliver and cause its Affiliates and its Third Party Partner to execute and deliver, such other instruments of conveyance and transfer and take such other action as RBX may reasonably request to more effectively convey, transfer to and vest in RBX the information and Regulatory Approvals described above;

(g) not later than thirty (30) days from the termination of this Agreement, deliver to RBX (i) all original patent files relating to the RBX Patents, (ii) copies of the PII Patents (including PII Patent applications) and (iii) copies of the patent files relating to the Joint Patents, all at PII’s cost and expense;

(h) destroy and not retain any copies of Confidential Information provided by RBX pursuant to this Agreement;

(i) ensure that any Partnering Agreement will reflect the requirements of this Section 11.06; and

In the event PII exercises its right of termination under Section 11.05, PII shall have no further liability or obligation to RBX under the terms of this Agreement, except as set forth in Sections 11.05, 11.06 and 11.08.

11.07 Early Termination by PII. If PII terminates this Agreement under Sections 11.02, 11.04 or 11.05, any license grant by RBX to PII pursuant to this Agreement, including, without limitation, as set forth in Section 3.01 shall automatically terminate and be of no further legal force or effect.

11.08 Residual Obligation upon Termination. Termination of this Agreement for any reason whatsoever will not release or discharge the Parties from the performance of any obligation, the payment of any debt or responsibility for any liability which may have previously accrued and remains to be performed, paid or discharged, at the date of such termination. However, upon termination no further obligations under this Agreement shall be incurred by the Parties. Moreover, termination of this Agreement shall not release either Party of the obligations of confidentiality set forth in Section 9.01. Sections 5.07, 6.02, 6.03, 7.01, 7.02, 7.05, 8.03 (relating to any Section 8.03 Actions commended prior to the date of such termination), 11.06, 11.07, 12.01, 12.02, 12.03, 12.07, 12.09, 12.15, 12.16, and 12.17 and Article I shall survive any expiration or termination of this Agreement.

11.09 Remaining Licensed Product. Upon any termination of this Agreement, PII shall have the right for twelve (12) months to sell all Licensed Product then on hand, and to complete all orders for such Licensed Product then on hand, and royalties shall be paid to RBX with respect to such Licensed Product as though this Agreement had not terminated.

ARTICLE XII – MISCELLANEOUS

12.01. Indemnification.

(a) RBX Indemnification of PII. RBX shall indemnify, hold harmless and defend PII, its permitted assignees, and its and their officers, employees, agents, sublicensees, a Third Party Partner, Affiliates, and/or contractors against any and all claims, demands, suits, losses, damages, settlements, costs, fees and expenses of any nature whatsoever, including without limitation reasonable attorney’s fees, expert witness fees and court costs (“Claim”) resulting from or arising out of (i) any material breach by RBX of a representation or warranty contained in this Agreement; (ii) any material breach of this Agreement by RBX; (iii) any failure by RBX to comply in all material respects with applicable laws in connection with the performance of its obligations under this Agreement; (iv) the negligence or willful misconduct of RBX in the performance of this Agreement; and/or (v) the development, manufacture, packaging, labeling, handling, storage, transportation, use, distribution, promotion, marketing and sale of any AB Rated Product by RBX or any of its Affiliates or designated Third Parties for any AB Rated Product [*]; in each case except to the extent such Claims result from the gross negligence or willful misconduct of PII in the performance of this Agreement.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) PII Indemnification of RBX. PII shall indemnify, hold harmless and defend RBX, its permitted assignees, and its and their officers, employees, agents, sublicensees, Affiliates and/or contractors against any and all claims, demands, suits, losses, damages, costs, fees and expenses of any nature whatsoever, including, without limitation, reasonable attorney’s fees, expert witness fees and court costs (“Claim”) resulting from or arising out of (i) the Development, manufacture, packaging, labeling, handling, storage, transportation, use, distribution, promotion, marketing and sale by PII or its Affiliates, any of their sublicensees (including sublicensees of such sublicensees), or a Third Party Partner, distributors or agents of the Compound and any Licensed Products in the Territory and the recall of any Licensed Products; (ii) any use, handling, storage, testing, transportation, distribution, manufacturing, formulation or sale of the RBX [*]; (iii) any alleged or actual infringement or misappropriation of a Third Party’s intellectual property in connection with the Development, manufacture and/or commercialization of the Compound or any Licensed Product including, without limitation, any amounts paid or payable to a Third Party pursuant to Section 8.03; (iv) the manufacture of the Drug Substance, CTM Product and/or Licensed Product by PII, its Affiliates, any sublicensee, Third Party Partner of PII or Third Party; (v) any material breach by PII of a representation or warranty contained in this Agreement; (vi) any material breach of this Agreement by PII or its Affiliates, sublicensees or Third Party Partner of PII; (vii) any injury to or death of any person from the use of any Drug Substance, CTM Product, or Licensed Product; (viii) any failure by PII to comply in all material respects with applicable laws in connection with the performance of its obligations or the exercise or its rights under this Agreement; and/or (ix) the negligence or willful misconduct of PII or its Affiliates, sublicensees or Third Party Partner of PII in the performance of this Agreement; in each case except to the extent such Claims result from the gross negligence or willful misconduct of RBX in the performance of this Agreement.

(c) Indemnification Procedure.

(i) If any action is brought against a party entitled to indemnification under Section 12.01(a) or 12.01(b), as applicable, (each, an “Indemnified Party”), such Indemnified Party or Parties shall promptly notify the party obligated to provide indemnification (an “Indemnifying Party”) in writing of the institution of such action.

(ii) Promptly upon receipt of notice pursuant to subparagraph (a) above, the Indemnifying Party shall promptly assume the defense of such action, including, without limitation, the employment of counsel reasonably satisfactory to such Indemnified Party or Parties, and payment of expenses. An Indemnified Party or Parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties, unless: (A) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action; or (B) the named parties to such action include both the Indemnified Party or Parties and the Indemnifying Party and such Indemnified Party or Parties shall have reasonably concluded that there may be one or more legal defenses available to it or them or to other Indemnified Parties which are different from, or in addition to, those available to the Indemnifying Party. In either of the foregoing events, such fees and expenses shall be borne by

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

the Indemnifying Party and the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party or Parties. Notwithstanding anything to the contrary set forth herein, under no circumstances shall the Indemnifying Party be obligated to assume responsibility for the expenses for more than one counsel for all of the Indemnified Parties as a group.

(iii) Notwithstanding anything contained in this Section 12.01(c) to the contrary, the Indemnifying Party shall not be liable for any settlement of any such Claim or action effected without its written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall have the right to settle or compromise any action, or permit a default or consent to the entry of judgment in, or otherwise seek to terminate, any pending or threatened action, in respect of which indemnity may be sought hereunder (whether or not any Indemnified Party is a party thereto), provided such settlement, compromise, consent, or termination includes a disclaimer of any fault of the Indemnified Party and an unconditional release of each Indemnified Party from all liability in respect of such action. In the event such an unconditional release is not obtainable for each Indemnified Party, then the Indemnifying Party must obtain the prior written consent of any Indemnified Party not so released before the Indemnifying Party may enter into such settlement, compromise, consent or termination, which consent shall not be unreasonably withheld or delayed.

(d) Limitation on Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES, OR THEIR DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE ARISING OUT OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF SUCH PARTY UNDER THE PROVISIONS OF THIS ARTICLE XII FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY (EXPRESSLY EXCLUDING ANY SUBLICENSEE, AFFILIATE OR THIRD PARTY PARTNER OF PII).

(e) Payment of Indemnification. Upon the final, nonappealable determination of liability and the amount of the indemnification payment under this Article, the indemnifying Party will pay such amount to the Indemnified Party in immediately available funds within thirty (30) days after such determination.

12.02. Product Recalls and Insurance.

(a) Product Recalls. PII shall oversee and handle, at its own cost and expense, all physical aspects relating to any withdrawal or recall of the Licensed Products sold by PII or its Affiliates, their respective sublicensees or a Third Party Partner in the Territory;

(b) Insurance. During the term of this Agreement and for a period of five (5) years after its expiration or earlier termination, each Party shall obtain, at its sole cost and expense, product liability insurance, or shall set up, at its sole cost and expense, a self insurance arrangement, that meets the following requirements:

(i) the insurance shall insure such Party against all liability related to the Products (whether that Party’s liability arises from its own conduct or by virtue of its participation in this Agreement), including liability for bodily injury, property damage, wrongful death, and any contractual indemnity obligations imposed by this Agreement; and

(ii) the insurance shall be in amounts, respectively, that are reasonable and customary in the United States in the pharmaceutical industry, but in no event shall the product liability insurance maintained by each Party cover less than [*] per occurrence (or claim) and an annual aggregate of [*]. Each Party shall provide written proof of the existence of such insurance to the other Party upon request.

12.03. Arbitration.

(a) Pre-Arbitration Efforts. If a dispute arises between the Parties as to the interpretation or performance of any of the provisions of this Agreement or as to matters related to but not covered by this Agreement, then the Parties shall consult initially to try to resolve the matter amicably. If they shall not be capable of resolving the matter within thirty (30) days of the dispute arising, the matter shall be dealt with in accordance with the provisions of Section 12.03(b).

(b) Arbitration Procedures. All disputes arising out of or in connection with the Agreement shall be settled by final and binding arbitration by the American Arbitration Association (“AAA”), under its commercial rules then in effect except as provided herein. The arbitration will be conducted in New York, NY or such other geographically neutral site within the United States that is mutually agreed by the Parties. All proceedings shall be held in English and a transcribed record prepared in English. The parties shall choose, by mutual agreement, one arbitrator within twenty (20) days of the filing of an arbitration demand with the AAA. If the parties are unable to appoint an arbitrator within the time herein provided or any extension of time that is mutually agreed on, one arbitrator will be appointed by PII, one arbitrator will be appointed by RBX, and the third arbitrator will be appointed by the two arbitrators within thirty (30) days of the date on which the initial period for appointment of a sole arbitrator by mutual agreement lapsed. The award rendered by the arbitrator shall include all costs of arbitration, reasonable attorneys’ fees and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof. Nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, proprietary information, trade secrets, know-how or any other proprietary right. If the issues in dispute involve scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology.

12.04. Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by an authorized representative of the Parties.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

12.05. Entire Agreement. The Parties acknowledge and agree that this Agreement includes the Schedules and constitutes the entire agreement and understanding relating to the subject matter of this Agreement. As such, this Agreement supersedes all previous communications, proposals, representations and agreements, whether oral or written, including the Confidentiality Agreement, relating to the subject matter of this Agreement.

12.06. Severability. Each Party agrees that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect; and if such provision cannot be so modified, it shall be severed from this Agreement and the remaining provisions shall be equitably adjusted if necessary, and shall remain in full force and effect.

12.07. Waiver. The waiver of a breach hereunder may be affected only by a writing signed by the waiving Party and shall not constitute a waiver of any other breach. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular time period.

12.08. Notices. Any notice required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if: (a) delivered personally, (b) delivered by a recognized overnight courier service instructed to provide next-day delivery, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the addresses set forth below, or to such other addresses or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party. Date of service of such notice shall be: (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of confirmation of successful transmission), (ii) three days after the date of mailing if sent by certified or registered mail, or (iii) one day after date of delivery to the overnight courier if sent by overnight courier. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For:	Pharmaco Investments, Inc.
3151 South 17th Street
Wilmington, NC 28412
Facsimile: (910) 343-5920
Attn: Chief Executive Officer

With a copy to:
Pharmaco Investments, Inc.
3151 South 17th Street
Wilmington, NC 28412
Facsimile: (910) 343-5920
Attn: General Counsel

For:	Ranbaxy Laboratories Ltd.
Plot 90 Sector 32
Gurgaon 1222001 (Haryana) India
Facsimile:
Attn:

12.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States, except any choice of law shall be determined in accordance with the applicable laws of the countries in which patents encompassed within the scope of this Agreement have issued. Any action, suit or other legal proceeding which either party may commence to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in the state or federal courts located in the State of New York, United States, and the parties hereby consent to the jurisdiction of such court with respect to any such action, suit or proceeding.

12.10. Assignability. This Agreement and the licenses granted herein shall be binding upon and inure to the benefit of the Parties and their respective successors in interest, whether by acquisition, merger or purchase of all or substantially all of the assets of such Party. Except as contemplated in the foregoing, neither Party shall assign this Agreement or any benefit and/or burden hereunder without prior written consent of the other Party, provided that either Party will have the right to assign this Agreement and its benefits and burdens hereunder to an Affiliate, or to a successor in interest (whether by acquisition, merger or sale of all or substantially all its assets), without obtaining the consent of the other party. Nothing in this Section 12.10 shall be deemed to prevent PII from subcontracting its obligations under this Agreement to any Third Party, which PII shall have the right to do in its discretion subject to Section 3.02.

12.11. Release of Information. Unless otherwise mutually agreed by the Parties, the Parties agree to issue, within two (2) business days from the Option Exercise Date, a mutually agreed press release relating to the transactions contemplated by this Agreement. No Party to this Agreement may otherwise release any information to any Third Party regarding the terms of this Agreement without the prior written consent of the other Party. Without limitation, this prohibition applies to press releases, educational and scientific conferences, promotional Licensed Products, governmental filings, and discussions with public officials and the media. This provision, however, does not apply to any publications or disclosures which may be required: (i) by law, including requests for a copy of this Agreement or related information by tax authorities; (ii) for recording purposes; and (iii) by investment bankers, lawyers, accountants and other professional advisors (provided such disclosure is made under strict confidentiality and the detail of terms disclosed is kept to the absolute minimum required by such professionals). Each Party agrees that it shall fully cooperate with the other with respect to all disclosures regarding this Agreement to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either Party included in any such disclosures.

12.12. Relationship of the Parties. The Parties are independent contractors and nothing in this Agreement is intended or shall be deemed to constitute or create a partnership, agency or employer-employee relationship between the Parties.

12.13. Dollars. All references to “dollars” hereunder are to United States dollars.

12.14. Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

12.15. Headings. The captions or headings of the Sections are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

12.16. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.

12.17. Schedules. Each Schedule attached hereto shall be incorporated into and be a part of this Agreement.

12.18. Force Majeure. Both Parties, and any Third Party vendors or any sublicensee or Third Party Partner of PII, shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented, in whole or in part, by Force Majeure events and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition; provided, however, the obligation to make payment of any payment that is due and owing hereunder shall not be delayed by the payer because of a Force Majeure affecting the payer.

12.19. PPD Guarantee. PPD hereby unconditionally and irrevocably guarantees to RBX the performance of all of the obligations of PII under this Agreement, including, without limitation, the due and prompt payment by PII of any amounts payable under Article V.

12.20. No Third Party Beneficiary. No Third Party is or shall be construed to be a third party beneficiary of any provision of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement through duly authorized representatives as of the date first set forth herein.

[The Next Page is the Signature Page]

PHARMACO INVESTMENTS, INC.	RANBAXY LABORATORIES LTD.

By:	By:

Name:	Name:

Title:	Title:

PPD, by its signature below, executes and delivers this Agreement to RBX for the sole and limited purpose of agreeing to be bound by Section 12.19.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:

Name:

Title:

SCHEDULE 1.13

DEVELOPMENT PLAN

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 1.53

RBX PATENTS

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 4.05

RBX Know-How

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.